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www.SecuredRealEstateFunds.com
The Secured Real Estate Income Fund Explained

It's not always easy for a real estate developer to find financing.

Banks prefer to lend for very large construction projects.

So developers in need of short-term loans for smaller projects -- new construction or renovations -- have to look elsewhere for financing.

They're  searching for partners who can fund not only construction, but also the actual purchase of properties, which can be sold after the construction is completed.

For a developer, it's worth it to pay a high interest rate to borrow, because in return he gains a financing partner who makes the project possible.

Upon completion, the property's value could rise significantly, creating the opportunity for a profitable sale.

These are the kinds of projects to which the Secured Real Estate Income Fund lends. The loans to proven developers are secured by a mortgage on the property and are typically short-term, about 12-18 months.

That's enough time to renovate a single or multi-family home, build a new one, or upgrade a small commercial building—like an office or a strip mall. Following construction, the property is sold with the profits shared between the developer and the Fund.

Here's an example to give us a closer look at the process. A developer joins with a fund to purchase a multi-family rental property in a desirable location, valued at $1 million.

The property is 30 years old; the kitchens and bathrooms need upgrading.

The developer borrows $1 million to buy the property and pay for construction expenses. It's a 12 month loan at an interest rate of 10%. The developer also agrees to pay the lender "points" upfront.

The developer renovates the apartments, paying interest on the loan each month. At the end of the 12 month loan term, he pays the full principal of the loan back to the fund.

With shiny new kitchens and bathrooms, the property's value increases dramatically. The developer then sells the property for $1.5 million, a gain of 50%.  He and the Fund share the profits. It's a win-win for the developer and the Fund.

Individual investors can participate in such lending through the Secured  Real Estate Income Fund. The Fund uses investors' capital to lend to established, reputable developers.

The loans are 'secured' by the property, which is the collateral. That helps protect the investors' capital. And the loans are usually short-term- no longer than 18-months.

Investors receive an annual return of 8%, with payments made on a monthly basis by direct deposit to their checking accounts, meaning a $100,000 investment returns $666 every month…an annual total of $8,000.

That's far higher than yields available from most other investments, including bank CDs, bonds, even "high yield" bonds known as "junk" bonds.

The Fund provides additional profit sharing for investors, such as distributions of profits from property sales.

The Secured Real Estate Income Fund provides individual investors access to the private real estate lending market, which is normally reserved only for ultra-high net worth individuals.

The Secured Real Estate Income Fund typically lends to numerous projects at the same time, in prime locations around the United States. This diversifies the fund's risk—it doesn't have all its eggs in one basket.  The loans will be made to a mix of residential and commercial developers.

The Fund will normally lend no more than 70% of the improved value of the property to ensure a safety cushion in case of a downturn. Construction loans include  a "holdback"- money is lent gradually to the developer as he completes phases of the project.

Here's important information for potential investors to consider. Investors are able to reinvest their monthly income and profit sharing, which will compound returns.

Gains from the Secured Real Estate Income Fund are taxable, but the income can be tax-deferred by holding the fund in a self-directed Individual Retirement Account that a custodian holds as an alternative asset.

The Fund's leadership team, which has decades of experience receives an annual management fee.

The Secured Real Estate Income Fund is not federally insured.

The life of the fund is typically 10 years.

All interested investors must receive an offering memorandum with full details before they can invest.

For more information on the Secured Real Estate Income Funds please
e-mail info@reincomefunds.com or call 888 444 2102.

The following information is displayed on the video:

IMPORTANT INFORMATION AND RISK WARNINGS

This communication is not an offer to sell, or solicitation of offers to buy, securities. Buying Investments can involve risk. The value of your Investments and the income from them can go down as well as up and is not guaranteed at any time. You may not get back the full amount you invested. Information on past performance is not a reliable indicator for future performance. The potential gains and losses that may arise from your investments will depend on your appetite for risk and how you manage your approach to risk. Placing all your money into one type of investment can be a high risk strategy. There is a risk that you may lose the entire principal amount invested. In addition, there can be no assurance that current investments will be realized as projected. Forward-looking statements involve known and unknown risks, uncertainties and other factors, and accordingly, actual results may differ materially from those reflected or contemplated in such forward-looking statements. Information included herein does not constitute investment advice and should not be viewed as a current or past recommendation to buy or sell any securities or to adopt any investment strategy.

Secured Real Estate Income Fund II, LLC ("SREIF" or the "Fund") is "Testing the Waters" under Regulation A of the Securities Act of 1933.  SREIF will only be able to make sales of securities to you after it has filed an offering statement with the Securities and Exchange Commission (the "SEC") and the SEC has qualified the offering statement.  The Information in that offering statement will be more complete than the information that SREIF is providing to you now and it could differ in important ways.  You must read the offering statement and documents filed with the SEC before investing in SREIF.  No money or other consideration is being solicited, and if sent, will not be accepted.  No sales will be made or commitments to purchase accepted until the offering statement is qualified.  Any indication of your interest to invest in SREIF is non-binding.

The information on this page does not constitute, and should not be construed as, an offer to sell securities or a solicitation of an offer to buy securities.  An offer to sell securities is made only through the offering statement, which is available at www.securedrealestatefunds.com.

The information in this video page is not complete. Everything in this video is qualified by the offering statement.  Among other things, this video includes partial information about our financial track record. For more complete information, please refer to section of the offering statement captioned "Past Performance: Our Track Record So Far," available on our website: www.securedrealestatefunds.com.

The information in this video does not constitute, and should not be construed as, investment or tax advice. We do not know about your personal circumstances and are not in a position to know whether this investment is suitable for you. You should consult with your own financial advisor to determine if this investment is right for you.

Neither the Securities and Exchange Commission nor any federal or state securities commission or regulatory authority has recommended or approved any investment or the accuracy or completeness of any of the information or materials provided by or through the website.